EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

July  11,  2003

Ladies  and  Gentlemen:

We have read paragraphs one through three of Item 4 included in the Form 8-K dated July 11, 2003 of Heritage Financial Holding Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very  truly  yours,




/s/  Schauer Taylor Cox Vise Morgan & Fowler, P.C.

cc: Mr. Harold B. Jeffreys, Heritage Financial Holding Corporation